UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2015

ONEIDA FINANCIAL CORP.
(Exact Name of Registrant as Specified in its charter)

Maryland	001-34813	80-0632920
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

182 Main Street, Oneida, New York 13421-1676
(Address of Principal Executive Offices)

(315) 363-2000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

A Special Meeting of Stockholders of Oneida Financial Corp. (the “Company”) was held on June 17, 2015.  The matters listed below were submitted to a vote of the stockholders through the solicitation of proxies, and the proposals are described in detail in the proxy statement/prospectus filed with the Securities and Exchange Commission by Community Bank System, Inc. (“Community Bank System”) on May 12, 2015.  All matters submitted to a vote of the Company’s stockholders, including the merger agreement, were approved.  The merger by and between Community Bank System and the Company remains subject to the receipt of all necessary regulatory approvals and the satisfaction of all other customary conditions to closing.  The final results of the stockholder votes are reported below:
Proposal 1: With respect to the proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 24, 2015, by and between Community Bank System and the Company (the “Merger Agreement”), which provides for the merger of the Company with and into Community Bank System with Community Bank System as the resulting company (the “Merger”), the votes were as follows:

For	4,536,207
Against	465,817
Abstain	49,967
Broker non-votes	--

Proposal 2: With respect to the non-binding, advisory proposal to approve the compensation payable to the named executive officers of the Company in connection with the Merger, the votes were as follows:

For	4,156,973
Against	667,223
Abstain	227,795
Broker non-votes	--

Proposal 3: With respect to the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement, the votes were as follows:

For	4,466,445
Against	496,621
Abstain	88,925
Broker non-votes	--

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEIDA FINANCIAL CORP.

DATE: June 18, 2015	By:	/s/ Eric E. Stickels
Eric E. Stickels
President and Chief Operating Officer